Exhibit 99.1

for release: January 30, 2008

Sealed Air Corporation
200 Riverfront Boulevard

Elmwood Park, NJ 07407

	Contact:	Amanda Butler
201-791-7600

SEALED AIR REPORTS 28% INCREASE IN 2007 DILUTED EARNINGS PER SHARE

Achieves 7% Sales Increase and 3% Volume Growth in the Full Year 2007 and

 9% Sales Increase and 3% Volume Growth in the Fourth Quarter

ELMWOOD PARK, N.J., Wednesday, January 30, 2008 – Sealed Air Corporation (NYSE:SEE) reported diluted net earnings per common share of $1.89 for the full year 2007, a 28% increase over full year 2006 diluted net earnings per common share of $1.47.  Excluding the special items detailed in the table below, diluted net earnings per common share for the full year 2007 would have been $1.65 per common share, consistent with the Company’s guidance for the year provided in January 2007.  This represents an 8% increase over the 2006 diluted net earnings per common share of $1.53, excluding the special items.

Fourth quarter 2007 diluted net earnings per common share were $0.43, a 4% decrease over fourth quarter 2006 diluted net earnings per common share of $0.45.  Excluding the special items detailed in the table below, diluted net earnings per common share for fourth quarter 2007 would have been $0.45, a 2% decrease from fourth quarter 2006 diluted net earnings per common share of $0.46.  All diluted net earnings per common share results for the fourth quarter and full year are adjusted to reflect the two-for-one stock split effective March 2, 2007.

Reconciliation of Diluted Net Earnings per Common Share	Quarter Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
U.S. GAAP diluted net earnings per common share	$0.43	$0.45	$1.89	$1.47
Net earnings effect resulting from the following(1):
Reversal of tax accruals, net and related interest	(0.04)	—	(0.22)	—
Gain on sale of equity method investment	(0.01)	—	(0.12)	—
Advisory expenses incurred prior to ceasing work on an acquisition	0.02	—	0.02	—
Loss on sale of a small product line	0.03	—	0.03	—
Global manufacturing strategy and restructuring charges	0.02	0.01	0.05	0.06
Diluted net earnings per common share excluding the items above	$0.45	$0.46	$1.65	$1.53

(1) The items included in the table above are net of income taxes where applicable.  Please refer to the supplemental information included in this release for further information.

Sealed Air’s net sales for the full year 2007 increased 7% to $4.65 billion, compared with $4.33 billion in 2006.  Fourth quarter 2007 net sales increased 9% to $1.25 billion, compared with $1.15 billion in 2006.

Commenting on the Company’s operating performance in 2007, William V. Hickey, President and Chief Executive Officer, stated:

“Our business finished the year with record sales, solid unit volume growth and earnings within our guidance.  Four-fifths of our sales growth stemmed from international markets, with net sales in developing regions such as Brazil and Russia growing at over 20% in 2007.  Sales growth in our food business segments accelerated during the year due to the strength of our broad range of packaging solutions.  We also continued to develop our growth platforms with further expansion into medical applications and launched a number of new products through internal development, acquisitions and partnerships.

Our fourth quarter operating performance reflected increases in raw material and energy costs to unprecedented levels.  For the first nine months of 2007, our resin costs were trending upward, but were still favorable overall to our costs in the first nine months of 2006.  In the fourth quarter, we incurred an unfavorable variance of over $20 million in resin costs.  During the course of the quarter, we increased prices to sustain margins, continued to implement measures to reduce our costs, and reduced working capital to generate stronger cash flow.  We also continued to invest in initiatives for future growth such as our global manufacturing strategy.”

Commenting on the Company’s outlook, Mr. Hickey stated:

“While we anticipate continued softness in the U.S. economy and unfavorable year-over-year comparisons in raw materials and energy costs in the first half of 2008, we expect to grow revenue and improve margins in 2008.  With less than 20% of our revenue related to the U.S. industrials sector, our organization is better positioned today than ever before to meet external challenges.  Together, the development and commercialization of recent product launches, a strong product pipeline, contributions from recent acquisitions and new facilities in developing regions will enable us to deliver profitable growth in the year ahead.”

Financial Highlights for the Fourth Quarter

•                  Net sales increased 9% to $1.25 billion, a quarterly record, compared with $1.15 billion for the fourth quarter of 2006.  The increase in net sales resulted from a $66 million favorable effect of foreign currency translation, $28 million from unit volume growth, $7 million net from acquisitions and divestitures and $3 million from product price/mix. Excluding the favorable effect of $66 million in foreign currency translation, net sales would have increased 3%.

•                  Gross profit increased to $344 million, or 27.5% of net sales, compared with $339 million, or 29.6% of net sales, for the fourth quarter of 2006.  The decrease in gross profit as a percentage of net sales was primarily due to the impact of higher average petrochemical-based raw material costs.

•                  Marketing, administrative and development expenses increased to $198 million, or 15.8% of net sales, compared with $187 million, or 16.3% of net sales, for the fourth quarter of 2006.  The increase in these expenses was primarily due to the unfavorable effects of foreign currency translation, spending related to innovation and new product introductions, and the opening of a state-of-the-art customer service center in North America.

•                  Operating profit decreased to $145 million, or 11.6% of net sales, compared with $151 million, or 13.2% of net sales, in the fourth quarter of 2006.  Operating profit in the fourth quarter of 2007 included charges of $3 million related to the implementation of the Company’s multi-year global manufacturing strategy and $0.8 million of restructuring charges, primarily related to the global manufacturing strategy.  Operating profit in the fourth quarter of 2006 included charges of $2 million related to the implementation of the Company’s multi-year global manufacturing strategy and $0.7 million in restructuring charges.

•                  Other expense, net, increased $13 million, which was primarily due to $8 million of advisory expenses incurred prior to ceasing work on an acquisition and a $5 million loss related to the sale of a small product line.

•                  The Company’s effective income tax rate was 22.7% for the fourth quarter and 22.6% for full year 2007, compared with 31.5% for both the fourth quarter and the full year 2006.  The decrease in the quarterly and full year income tax rates was primarily due to the reversal of tax accruals and related interest for contingencies that did not materialize following the completion of tax audits and the expiration of relevant statutes of limitation in several jurisdictions.

Business Segment Review

                                                During 2007, Sealed Air expanded and realigned its segment reporting to reflect the Company’s growth strategies both in core markets and in new business opportunities.  This new structure reflects the way management now makes operating decisions, allocates resources and manages the growth and profitability of the Company’s segments.

Food Packaging Segment

                                                The new Food Packaging segment focuses on industrial food packaging and is driven by developments in technologies that enable food processors to effectively package and ship fresh and processed meats and cheeses through their supply chain.

The Company’s Food Packaging segment net sales for the fourth quarter increased 10% to $517 million compared with $470 million last year.  Excluding a $27 million favorable effect of foreign currency translation, segment net sales increased 4% primarily reflecting the positive impact of strong unit volume growth and favorable product price/mix in North America and strong unit volume growth in Latin America.  Operating profit for the fourth quarter was $68 million, or 13.2% of Food Packaging net sales, compared with $66 million, or 14.1% of net sales, in 2006.  The decrease in operating profit as a percentage of net sales was primarily due to the impact of higher average raw materials costs and the higher marketing, administrative and development expenses mentioned above.

Food Solutions Segment

                                                The new Food Solutions segment targets advancements in food packaging technologies that provide consumers with fresh, consistently prepared, high-quality meals either from food service outlets or from expanding retail cases at grocery stores.

The Company’s Food Solutions segment net sales for the fourth quarter increased 16% to $250 million compared with $216 million last year.  Excluding a $17 million favorable effect of foreign currency translation, segment net sales increased 8% primarily reflecting unit volume growth in Europe and North America, as well as favorable product price/mix in Europe and Asia-Pacific.  Operating profit for the fourth quarter was $21 million, or 8.2% of net sales, compared with $20 million, or 9.3% of Food Solutions net sales, in 2006.  The decrease in operating profit as a percentage of net sales was primarily due to the impact of higher raw material costs and the higher marketing, administrative and development expenses mentioned above.

Protective Packaging Segment

                                                The new Protective Packaging segment includes core protective packaging technologies and solutions aimed at traditional industrial applications while increasing emphasis on consumer-oriented packaging solutions.

                                                The Company’s Protective Packaging segment net sales for the fourth quarter increased 2% to $395 million compared with $387 million last year.  Excluding a $17 million favorable effect of foreign currency translation and a $5 million unfavorable impact from the sale of a small product line, segment net sales decreased by 1% reflecting economic conditions in North America.  Operating profit for the fourth quarter was $53 million, or 13.4% of Protective Packaging net sales, compared with $60 million, or 15.4% of net sales, in 2006.  The decrease in operating profit was primarily due to higher average raw material costs, unfavorable product price/mix and the higher marketing, administrative and development expenses mentioned above.

Other Category

The Other category focuses on growth in newer markets.  These markets include specialty materials for non-packaging applications, products for value-added medical applications, and new ventures, including products sourced from renewable materials.

The Other category net sales for the fourth quarter increased 23% to $88 million compared with $72 million last year.  Excluding a $6 million favorable effect of foreign currency translation, Other net sales increased by 15%.  The acquisition of certain assets relating to Dow’s ETHAFOAM™ and related polyethylene foam product lines on November 15, 2007, the acquisition of Alga Plastics on August 8, 2007, as well as strong volume growth in the medical applications business in Asia contributed to the sales growth in the quarter.  Operating profit for the fourth quarter was $4 million, or 4.9% of Other net sales, compared with $6 million, or 8.9% of net sales in 2006.  The decrease in operating profit was primarily due to the impact of higher marketing, administrative and development expenses and higher average raw material costs.

Global Manufacturing Strategy

                                                The Company incurred $3 million in operating expenses during the fourth quarter related to the implementation of its multi-year global manufacturing strategy that were primarily recorded as cost of sales.  The total operating expenses related to the Company’s global manufacturing strategy in 2007 were $11.4 million.   An additional $0.7 million was recorded in the fourth quarter 2007 and the full year 2007 as restructuring charges.  The Company’s capital expenditures for the global manufacturing strategy in the fourth quarter were $13 million and $59 million in full year 2007.

                                                Since the inception of the program in 2006, the Company has incurred $28 million of expenses through full year 2007 and expects to incur approximately $30 million in total expenses related to this strategy in 2008.  The actual timing of these additional expenses and capital expenditures is subject to change due to a variety of factors that may cause a portion of the spending to occur in future periods.  The remaining $30 million in expenses expected to be incurred in 2008 results in total expenses of $58 million, well below the original range of $90 to $100 million.

                                                The remaining $70 million in capital expenditures expected to be incurred in 2008 will bring the total capital investment to $143 million, within the expected range of $130 to $150 million.  The combined capital investment and related expenses will total approximately $200 million with an estimated savings of approximately $45 million in 2009, increasing to $55 million in 2010.

Capital Expenditures

                                                The Company’s capital expenditures in 2007 were $211 million compared with $168 million in 2006.  The increase in capital spending reflects investments in capacity expansion and in new technologies related to the Company’s centers of excellence approach, both of which are part of the Company’s global manufacturing strategy.  The Company is targeting capital expenditures in 2008 to be approximately $200 million, which includes $70 million related to the Company’s global manufacturing strategy.

Earnings Guidance

Sealed Air expects its full year 2008 diluted net earnings per common share to be in the range of $1.64 to $1.74, which includes charges of $21 million net of taxes, or $0.11 per common share, expected to be incurred relating to its global manufacturing strategy.  Excluding these charges, the Company expects its full year 2008 diluted net earnings per common share guidance to be in the range of $1.75 to $1.85.  This guidance assumes a slight increase in full year average raw material costs compared with 2007, as well as a unit volume growth rate comparable to the 2007 rate, consistent with expectations for moderate growth in the global economy.  Additionally, assumptions include a full year effective income tax rate of 31.0% and operating expenses of approximately 16% of net sales.

Web Site and Conference Call Information

Mr. Hickey and David H. Kelsey, the Company’s Chief Financial Officer, will conduct an investor conference call today at 11:00 a.m. (ET).  The conference call will be webcast live on Sealed Air’s web site at www.sealedair.com in the Investor Information section under the Presentations & Events tab.  Listeners should go to the web site prior to the call to register and to download and install any necessary audio software.  Prior to the call, the Company will also post supplemental financial and statistical information on its web site in the Investor Information section under the Reports & Filings tab.  A replay of the webcast will also be available on the Company’s web site.

Investors who cannot access the webcast may listen to the live conference call via telephone by dialing (877) 604-9665 (domestic) or (719) 325-4854 (international).  Telephonic replay will be available beginning today at 2:00 p.m. (ET) and ending on Monday, February 4, 2008 at 12:00 midnight (ET).  To listen to the replay, please dial (888) 203-1112 (domestic) or (719) 457-0820 (international) and use the confirmation code 6342155.

Business

Sealed Air is a leading global innovator and manufacturer of a wide range of packaging and performance-based materials and equipment systems that serve an array of food, industrial, medical, and consumer applications.  Operating in 51 countries, Sealed Air’s international reach generated revenue of $4.7 billion in 2007.  With widely recognized brands such as Bubble Wrap® cushioning, Jiffy® protective mailers, Instapak® foam-in-place systems and Cryovac® packaging technology, Sealed Air continues to identify new trends, foster new markets, and deliver innovative solutions to its customers.  For more information about Sealed Air, please visit the Company’s web site at www.sealedair.com.

Non-GAAP Information

The Company’s management from time to time presents information that does not conform to U.S. Generally Accepted Accounting Principles, or GAAP.  In this press release, the Company has presented diluted net earnings per common share, including full year 2008 guidance, and the effective income tax rate excluding items that are included in GAAP calculations of such measures.  Sealed Air has also presented changes in net sales and segment net sales, excluding the effects of foreign currency translation and the impact of the sale of a small product line.  Presenting diluted net earnings per common share, net sales figures and the effective income tax rate excluding the items indicated in this press release aids in the comparisons with other periods or prior guidance.  Diluted net earnings per common share and growth in net sales are among the criteria upon which performance-based compensation may be determined.  The Company’s management generally uses changes in net sales excluding the effects of foreign currency translation to measure the performance of the Company’s operations.  Thus, management believes that this information may be useful to investors.

Forward-Looking Statements

                                                Some of the statements made by the Company in this press release are forward-looking.  These statements include comments as to future events and trends affecting the Company’s business, which are based upon management’s current expectations and are necessarily subject to risks and uncertainties, many of which are outside the control of the Company.  Forward-looking statements can be identified by such words as “anticipates,” “estimates,” “expects,” “intends,” “plans,” “will” and similar expressions.  The following are important factors that the Company believes could cause actual results to differ materially from those in the Company’s forward-looking statements: the success of the Company’s growth, profitability and global manufacturing strategies; changes in raw material and energy costs; the effects of animal and food-related health issues; market conditions; tax, interest and exchange rates; and legal proceedings.  A more extensive list and description of these and other such factors can be found under the headings “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements,” which appear in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission.

SEALED AIR CORPORATION AND SUBSIDIARIES

Results for the periods ended December 31

(Unaudited)

(In millions, except per share data)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended December 31,			Year Ended December 31,
			% Increase			% Increase
	2007	2006	(Decrease)	2007	2006	(Decrease)

Net sales: (1)
Food Packaging	$517.4	$470.2	10	$1,882.9	$1,740.6	8
Food Solutions	249.9	216.2	16	944.7	843.0	12
Protective Packaging	394.7	387.4	2	1,506.9	1,476.1	2
Other	88.2	71.7	23	316.7	268.2	18
Total net sales	1,250.2	1,145.5	9	4,651.2	4,327.9	7

Cost of sales	906.7	806.1	12	3,350.1	3,087.8	8

Gross profit	343.5	339.4	1	1,301.1	1,240.1	5
As a % of total net sales	27.5%	29.6%		28.0%	28.7%

Marketing, administrative and development expenses	197.5	187.2	6	750.2	701.1	7
As a % of total net sales	15.8%	16.3%		16.1%	16.2%

Restructuring charges (2)	0.8	0.8	—	1.6	12.9	(88)

Operating profit	145.2	151.4	(4)	549.3	526.1	4
As a % of total net sales	11.6%	13.2%		11.8%	12.2%

Interest expense	(34.6)	(35.1)	(1)	(140.6)	(148.0)	(5)

Gain on sale of equity method investment	—	—	—	35.3	—	NM

Other (expense) income, net	(7.5)	5.5	NM	12.0	22.0	(45)

Earnings before income tax expense	103.1	121.8	(15)	456.0	400.1	14

Income tax expense	23.4	38.5	(39)	103.0	126.0	(18)

Net earnings	$79.7	$83.3	(4)	$353.0	$274.1	29
As a % of total net sales	6.4%	7.3%		7.6%	6.3%

Basic and diluted net earnings per common share: (3)
Basic	$0.50	$0.52	(4)	$2.21	$1.70	29

Diluted	$0.43	$0.45	(4)	$1.89	$1.47	28

Weighted average number of common shares outstanding: (3)
Basic	160.0	159.8		160.0	160.8

Diluted	191.4	191.0		191.3	192.0

NM Not Meaningful

(1) As reported in the Company’s Current Report on Form 8-K filed July 12, 2007, the Company expanded and realigned its segment reporting to reflect the Company’s growth strategies both in core markets and in new business opportunities. This new structure reflects the way management now makes operating decisions and manages the growth and profitability of the business. It also corresponds with management’s current approach to allocating resources and assessing the performance of the Company’s segments. The Company’s business segment information is reported in accordance with the provisions of Financial Accounting Standards Board Statement No.131, “Disclosures about Segments of an Enterprise and Related Information,” or SFAS No. 131. In accordance with SFAS No. 131, the 2006 segment information has been recast from amounts previously reported to reflect the Company’s new reportable business segments. Accordingly, there has been no change in the Company’s consolidated financial position or results of operations previously reported in total for the Company.

(2) The restructuring charges in 2007 primarily relate to severance costs for the consolidation of the Company’s customer service activities in North America of $0.8 million for the year ended December 31, 2007 and the Company’s multi-year global manufacturing strategy of $0.8 million in the fourth quarter of 2007. The Company recorded $12.9 million of restructuring charges for the year ended December 31, 2006, of which $11.8 million was primarily for severance costs related to the first phase of the Company’s multi-year global manufacturing strategy.

(3) See the Supplementary Information included in this release for the reconciliation of the basic and diluted earnings per common share computations.

SEALED AIR CORPORATION AND SUBSIDIARIES

Supplementary Information

Results for the periods ended December 31

(Unaudited)

(In millions, except per share data)

CALCULATION OF NET EARNINGS PER COMMON SHARE

	Quarter Ended December 31,		Year Ended December 31,
	2007	2006 (1), (2)	2007	2006 (1), (2)
Basic Net Earnings Per Common Share:
Numerator

Net earnings ascribed to common shareholders - basic	$79.7	$83.3	$353.0	$274.1

Denominator

Weighted average number of common shares outstanding - basic	160.0	159.8	160.0	160.8

Basic net earnings per common share	$0.50	$0.52	$2.21	$1.70

Diluted Net Earnings Per Common Share:
Numerator
Net earnings ascribed to common shareholders - basic	$79.7	$83.3	$353.0	$274.1

Add: Interest on 3% convertible senior notes, net of income taxes	2.0	1.9	7.9	7.8

Net earnings ascribed to common shareholders - diluted	$81.7	$85.2	$360.9	$281.9

Denominator

Weighted average number of common shares outstanding - basic	160.0	159.8	160.0	160.8

Effect of conversion of 3% convertible senior notes	12.6	12.4	12.5	12.4

Effect of assumed issuance of asbestos settlement shares	18.0	18.0	18.0	18.0

Effect of non-vested restricted stock and non-vested restricted stock units (2)	0.8	0.8	0.8	0.8

Weighted average number of common shares outstanding - diluted (3)	191.4	191.0	191.3	192.0

Diluted net earnings per common share	$0.43	$0.45	$1.89	$1.47

(1) On February 16, 2007, the Company’s Board of Directors declared a two-for-one stock split of the Company’s common stock that was effected in the form of a stock dividend. The stock dividend was paid on March 16, 2007 at the rate of one additional share of the Company’s common stock for each share of the Company’s common stock issued and outstanding to stockholders of record at the close of business on March 2, 2007. The par value of the Company’s common stock remains at $0.10 per common share. All share and per share amounts for 2006 have been restated to reflect the two-for-one stock split.

(2) Net earnings per common share for 2006 have been revised. The Company had previously included non-vested restricted stock in the weighted average number of common shares outstanding in both its basic and diluted net earnings per common share calculations. Also, the Company had previously excluded non-vested restricted stock units from the weighted average number of common shares outstanding in its basic net earnings per common share calculations and from the weighted average number of common shares outstanding of its diluted net earnings per common share calculations when inclusion of such units was dilutive. The calculations have been revised in accordance with SFAS No. 128, “Earnings per Common Share,” to include non-vested restricted stock and non-vested restricted stock units only in the weighted average number of common shares outstanding of the diluted net earnings per common share calculation, using the treasury stock method, if the effect is dilutive. Such revisions were immaterial.

(3) In calculating diluted net earnings per common share, the Company’s calculation of the diluted weighted average number of common shares outstanding for 2007 and 2006 provides for: (1) the effect of conversion of the Company’s 3% convertible senior notes due June 2033 in accordance with Emerging Issues Task Force, or EITF, Issue No. 04-08, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share,” (2) the effect of assumed issuance of 18 million shares of common stock reserved for the Company’s previously announced asbestos settlement, which was discussed in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2007, (3) the exercise of dilutive stock options, net of assumed treasury stock repurchases and (4) the effect of non-vested restricted stock and non-vested restricted stock units using the treasury stock method, if the effect is dilutive.

SEALED AIR CORPORATION AND SUBSIDIARIES

Supplementary Information

Results for the periods ended December 31

(Unaudited)

RECONCILIATION OF DILUTED NET EARNINGS PER COMMON SHARE(1)

	Quarter Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006

U.S. GAAP diluted net earnings per common share	$0.43	$0.45	$1.89	$1.47

Net earnings effect resulting from the following: (2)

Reversal of tax accruals, net, and related interest	(0.04)	—	(0.22)	—

Gain on sale of equity method investment	(0.01)	—	(0.12)	—

Advisory expenses incurred prior to ceasing work on an acquisition	0.02	—	0.02	—

Loss on sale of a small product line	0.03	—	0.03	—

Global manufacturing strategy and restructuring charges	0.02	0.01	0.05	0.06

Diluted net earnings per common share excluding the effect of the items above	$0.45	$0.46	$1.65	$1.53

RECONCILIATION OF THE ANNUAL EFFECTIVE INCOME TAX RATE(1)

As of December 31,
2007

U.S. GAAP effective income tax rate for the full year 2007	22.6%

Effective income tax rate effect resulting from the following:

Reversal of tax accruals, net, and related interest	9.3

Gain on the sale of equity method investment	(0.4)

Advisory expenses incurred prior to ceasing work on an acquisition	0.1

Loss on sale of a small product line	(0.4)

Global manufacturing strategy and restructuring charges	0.1

Effective income tax rate for the full year 2007 excluding the effect of the items above	31.3%

(1) Presenting diluted net earnings per common share and the effective income tax rate excluding the items noted above aids in the comparisons with other periods or prior guidance and thus management believes that this information may be useful to investors. Diluted net earnings per common share excluding these items is among the criteria upon which performance-based compensation may be determined.

(2) Net of income taxes where applicable.

SEALED AIR CORPORATION AND SUBSIDIARIES

Supplementary Information

Results for the periods ended December 31

(Unaudited)

(In millions)

BUSINESS SEGMENT INFORMATION AND CAPITAL EXPENDITURES (1)

BUSINESS SEGMENT INFORMATION: (2)

	Quarter Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006

Operating profit :
Food Packaging	$68.4	$66.1	$228.2	$214.6

As a % of Food Packaging net sales	13.2%	14.1%	12.1%	12.3%

Food Solutions	20.5	20.2	86.1	87.3

As a % of Food Solutions net sales	8.2%	9.3%	9.1%	10.4%

Protective Packaging	52.8	59.5	208.6	206.7

As a % of Protective Packaging net sales	13.4%	15.4%	13.8%	14.0%

Other	4.3	6.4	28.0	30.4

As a % of Other net sales	4.9%	8.9%	8.8%	11.3%

Total segments and other	146.0	152.2	550.9	539.0

Restructuring charges (3)	0.8	0.8	1.6	12.9
Total	$145.2	$151.4	$549.3	$526.1

As a % of total net sales	11.6%	13.2%	11.8%	12.2%

Depreciation and amortization:
Food Packaging	$19.5	$19.2	$77.1	$76.2
Food Solutions	8.2	8.0	32.1	32.6
Protective Packaging	11.3	12.0	44.5	48.4
Other	3.9	3.3	12.6	10.8
Total	$42.9	$42.5	$166.3	$168.0

(3)The restructuring charges by business segment were as follows:

	Quarter Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Food Packaging	$0.4	$0.8	$0.5	$13.0
Food Solutions	—	—	0.1	—
Protective Packaging	0.4	—	1.0	(0.1)
Total	$0.8	$0.8	$1.6	$12.9

	Quarter Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006

CAPITAL EXPENDITURES	$53.0	$57.4	$210.8	$167.9

(1) The 2007 amounts presented are subject to change prior to the filing of the Company’s upcoming Annual Report on Form 10-K.

(2) See Note 1 of the Condensed Consolidated Statements of Operations included in this release for a discussion of the Company’s new segment reporting structure.

(3) See Note 2 of the Condensed Consolidated Statements of Operations included in this release for a discussion of the Company’s restructuring charges.

SEALED AIR CORPORATION AND SUBSIDIARIES

Supplementary Information

December 31, 2007 and 2006

(Unaudited)

(In millions)

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,
	2007(1)	2006

Assets
Current assets:
Cash and cash equivalents	$426.4	$373.1
Short-term investments - available-for-sale securities	44.7	33.9
Receivables, net of allowances for doubtful accounts	794.3	721.3
Inventories	581.7	509.4
Other current assets	133.8	119.0
Total current assets	1,980.9	1,756.7

Property and equipment:
Land and improvements	54.3	35.7
Buildings	554.7	516.2
Machinery and equipment	2,158.1	2,054.2
Construction-in-progress	192.2	139.6
Other property and equipment	139.3	135.9
	3,098.6	2,881.6
Accumulated depreciation and amortization	(2,018.2)	(1,911.5)
Property and equipment, net	1,080.4	970.1
Goodwill	1,969.7	1,957.1
Other assets, net	404.6	337.0
Total assets	$5,435.6	$5,020.9

Liabilities and shareholders’ equity
Current liabilities:
Short-term borrowings	$36.5	$20.2
Current portion of long-term debt	303.7	5.5
Accounts payable	316.3	283.9
Asbestos settlement liability	512.5	512.5
Other current liabilities	563.3	497.8
Income taxes payable	13.4	86.2
Total current liabilities	1,745.7	1,406.1

Long-term debt, less current portion	1,531.6	1,826.6
Other liabilities	139.1	133.4
Total liabilities	3,416.4	3,366.1
Total shareholders’ equity	2,019.2	1,654.8
Total liabilities and shareholders’ equity	$5,435.6	$5,020.9

(1) The amounts presented are subject to change prior to the filing of the Company’s upcoming Annual Report on Form 10-K.